EXHIBIT 99.1

Civeo Corporation Reports Second Quarter 2016 Results

HOUSTON, July 28, 2016 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2016.

Highlights include:

  Successfully and safely served our customers, first-responders and evacuees through the devastating Ft. McMurray forest fires in Alberta, Canada

  Financial results by each division and on a consolidated basis exceeded initial expectations as the Company continued its cost control diligence and experienced higher occupancy in Canada after the Ft. McMurray forest fires

  Reduced debt by $17 million

  Secured new contracts totaling $21 million in revenue for 2016 and 2017

“Our operational execution in the second quarter was exceptional in light of the massive forest fires in the oil sands region of Canada and the continuing difficult global macroeconomic environment for commodities.  We continued our cost control diligence and positive cash flow generation resulting in further debt reductions,” said Bradley J. Dodson, President and Chief Executive Officer.

“Our Canadian operations benefited from efforts to reduce our operating costs, as well as increased demand for rooms as a result of the recovery efforts after the forest fires in the Fort McMurray area of Alberta that prompted evacuations both from the town and from nearby oil sands operations in May.  Civeo responded by making rooms available both to Fort McMurray residents and firefighters battling the blaze.

“I want to thank our Canadian team for their tireless work during the fire.  They successfully ramped up our capacity very rapidly -- without any safety incidents or loss of assets -- and took excellent care of evacuees and emergency responders,” he said.

SECOND QUARTER 2016 RESULTS

In the second quarter of 2016, the Company generated revenues of $107.0 million and reported a net loss of $11.5 million, or a loss of $0.11 per share, which included the impact of a $0.2 million pre-tax expense related to the Company’s migration to Canada.   Adjusted EBITDA was $26.9 million for the quarter, and the Company generated operating cash flow of $23.9 million and free cash flow of $19.2 million as a result of a strict cost containment initiative.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales.  Please see a reconciliation to GAAP measures at the end of this news release.)

By comparison, in the second quarter of 2015, the Company generated revenues of $143.1 million and a net loss of $13.5 million, or a loss of $0.13 per share, including the impact of a $9.5 million pre-tax ($6.6 million after-tax) charge, or $0.06 per share, for the impairment of certain fixed assets at a village in Australia and a $2.4 million pre-tax ($1.6 million after-tax) expense, or $0.02 per share, in connection with the Company’s migration to Canada.   Adjusted EBITDA was $40.7 million, operating cash flow was $45.4 million and free cash flow was $32.7 million during the prior period.

The year-over-year decline in revenues and Adjusted EBITDA was primarily due to lower occupancy levels caused by decreased customer activity in both the Canadian oil sands and Australian mining industries.  Revenue and Adjusted EBITDA were also affected by the negative impact of a strengthening U.S. dollar, which appreciated 5% against the Canadian dollar and 4% against the Australian dollar on a year-over-year basis.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2016 to the second quarter of 2015.  The results discussed below exclude the fixed asset impairment expense and migration charges noted above.)

Canada

The Canadian segment generated revenues of $77.1 million, operating income of $0.7 million, and Adjusted EBITDA of $23.9 million in the second quarter of 2016 compared to revenues of $90.1 million, operating loss of $3.8 million, and Adjusted EBITDA of $24.5 million in the second quarter of 2015. Results reflect the impact of a weaker Canadian dollar relative to the U.S. dollar, which reduced revenues by $3.7 million and Adjusted EBITDA by $1.1 million.

On a constant currency basis, lodge revenues declined 1% due to lower room rates. However, this was largely offset by an increase in rented rooms due to the Fort McMurray fire in May 2016, as well as the ramping up of the Company’s Mariana Lake Lodge in the third quarter and the Sitka Lodge in fourth quarter of 2015.  Mobile, open camp and product revenues all declined due to overall lower activity levels.

Australia

The Australian segment generated revenues of $27.5 million, operating loss of $0.9 million, and Adjusted EBITDA of $11.0 million in the second quarter of 2016, compared to revenues of $38.3 million, operating loss of $4.9 million, and Adjusted EBITDA of $19.5 million in the second quarter of 2015. Results were impacted by a slightly weaker Australian dollar relative to the U.S. dollar, which decreased revenues by $1.2 million and Adjusted EBITDA by $0.5 million. On a constant currency basis, segment revenues declined 25% due to lower occupancy related to the continuing customer activity slowdown in the Australian mining industry, primarily in the Bowen Basin.

U.S.

The U.S. segment generated revenues of $2.4 million, operating loss of $3.8 million, and negative Adjusted EBITDA of $2.4 million in the second quarter of 2016, compared to revenues of $14.8 million, operating loss of $1.8 million, and Adjusted EBITDA of $1.9 million in the second quarter of 2015.  Results reflected lower U.S. drilling activity in the Bakken, Rockies and Texas markets, along with decreased sales from Civeo’s offshore business.

INCOME TAXES

The Company recognized an income tax benefit of $0.9 million, which reflected an effective tax rate of 7.7% in the second quarter of 2016. By comparison, during the second quarter 2015, the Company recognized an income tax benefit of $5.9 million, which resulted in an effective tax rate of 30.6%.

FINANCIAL CONDITION

As of June 30, 2016, the Company had total available liquidity of approximately $131.9 million, comprising $129.6 million available under its credit facility and $2.3 million of cash on hand.  The Company made $17 million in debt reduction payments during the second quarter, for a total of $28 million in debt reduction payments during the first six months of 2016.

Capital expenditures totaled $5.1 million in the second quarter compared to $13.4 million spent in the same period last year.  Year-to-date, capital expenditures totaled $9.9 million, compared with $24.1 million for the first six months of 2015.   Civeo currently expects capital expenditures of approximately $25 million for the full year 2016.

THIRD QUARTER AND FULL YEAR 2016 GUIDANCE

For the third quarter of 2016, the Company expects revenues of $93 million to $99 million and Adjusted EBITDA of $18 million to $21 million. For the full year 2016, the Company expects revenues of $390 million to $400 million and Adjusted EBITDA of $74 million to $82 million.  (Please see a reconciliation to GAAP measures at the end of this news release.)

The commercial decision on a pending LNG Canada project in British Columbia for which the Company was awarded an accommodations construction contract in early May has been delayed; meanwhile, Civeo and its partner, Bird Construction, will continue preliminary planning and engineering work for the new lodge facility. The Company remains optimistic that multiple liquefied natural gas projects that are in the planning stages in British Columbia represent strong growth opportunities for Civeo longer term.

CONFERENCE CALL

Civeo will host a conference call to discuss its second quarter 2016 financial results tomorrow at 11:00 a.m. Eastern time.  This call will be webcast and can be accessed at Civeo’s website at www.civeo.com. Participants may also join the conference call by dialing (877) 407-0672 in the United States or (412) 902-0003 internationally and asking for the Civeo call. A replay will be available after the call by dialing (877) 660-6853 in the United States or (201) 612-7415 internationally and entering the passcode 13641580#.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Company’s migration to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2015, and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission.  Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Financial Schedules Follow

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015

Revenues	$107,035	$143,147	$202,071	$314,134

Costs and expenses:
Cost of sales and services	64,586	89,424	130,529	192,335
Selling, general and administrative expenses	15,295	18,419	28,412	35,105
Depreciation and amortization expense	33,168	42,541	66,723	84,987
Impairment expense	-	9,473	8,400	12,211
Other operating expense	-	(2,573)	218	(1,243)
	113,049	157,284	234,282	323,395
Operating loss	(6,014)	(14,137)	(32,211)	(9,261)

Interest expense to third-parties, net of capitalized interest	(5,925)	(6,248)	(10,869)	(11,857)
Loss on extinguishment of debt	-	-	(302)	-
Interest income	28	687	114	1,809
Other income	(392)	566	(280)	1,564
Loss before income taxes	(12,303)	(19,132)	(43,548)	(17,745)
Income tax benefit	949	5,863	5,520	4,706
Net loss	(11,354)	(13,269)	(38,028)	(13,039)
Less: Net income attributable to noncontrolling interest	132	192	280	438
Net loss attributable to Civeo Corporation	$(11,486)	$(13,461)	$(38,308)	$(13,477)

Net loss per share attributable to Civeo Corporation common stockholders:
Basic	$(0.11)	$(0.13)	$(0.36)	$(0.13)
Diluted	$(0.11)	$(0.13)	$(0.36)	$(0.13)

Weighted average number of common shares outstanding:
Basic	107,033	106,626	106,923	106,543
Diluted	107,033	106,626	106,923	106,543

CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	JUNE 30, 2016	DECEMBER 31, 2015
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$2,255	$7,837
Accounts receivable, net	72,404	61,467
Inventories	4,931	5,631
Prepaid expenses and other current assets	22,139	15,024
Total current assets	101,729	89,959

Property, plant and equipment, net	906,322	931,914
Other intangible assets, net	32,359	35,309
Other noncurrent assets	11,120	9,347
Total assets	$1,051,530	$1,066,529

Current liabilities:
Accounts payable	$33,236	$24,609
Accrued liabilities	12,475	14,834
Income taxes	44	1,104
Current portion of long-term debt	15,934	17,461
Deferred revenue	14,053	7,747
Other current liabilities	294	493
Total current liabilities	76,036	66,248

Long-term debt to third-parties	375,183	379,416
Deferred income taxes	22,270	25,391
Other noncurrent liabilities	32,375	31,704
Total liabilities	505,864	502,759

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,309,007	1,305,930
Accumulated deficit	(414,684)	(376,376)
Treasury stock	(65)	-
Accumulated other comprehensive loss	(349,437)	(366,309)
Total Civeo Corporation shareholders' equity	544,821	563,245
Noncontrolling interest	845	525
Total shareholders' equity	545,666	563,770
Total liabilities and shareholders' equity	$1,051,530	$1,066,529

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	SIX MONTHS ENDED JUNE 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(38,028)	$(13,039)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	66,723	84,987
Impairment charges	8,400	12,211
Inventory write-down	-	1,015
Loss on extinguishment of debt	302	-
Deferred income tax benefit	(8,026)	(7,469)
Non-cash compensation charge	3,077	2,331
Losses (gains) on disposals of assets	377	(642)
Provision for loss on receivables	(112)	1,055
Other, net	2,282	(164)
Changes in operating assets and liabilities:
Accounts receivable	(6,140)	38,761
Inventories	979	5,352
Accounts payable and accrued liabilities	4,670	(14,561)
Taxes payable	(565)	(7,324)
Other current assets and liabilities, net	1,189	(8,223)
Net cash flows provided by operating activities	35,128	94,290

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(9,893)	(24,102)
Proceeds from disposition of property, plant and equipment	2,105	1,844
Other, net	(1,542)	-
Net cash flows used in investing activities	(9,330)	(22,258)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	500
Term loan repayments	(33,097)	-
Revolver borrowings (repayments), net	4,755	-
Debt issuance costs	(2,022)	-
Net cash flows provided by (used in) financing activities	(30,364)	500

Effect of exchange rate changes on cash	(1,016)	(20,677)
Net change in cash and cash equivalents	(5,582)	51,855

Cash and cash equivalents, beginning of period	7,837	263,314

Cash and cash equivalents, end of period	$2,255	$315,169

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015
Revenues
Canada	$77,107	$90,072	$142,629	$206,972
Australia	27,505	38,268	53,015	80,127
United States	2,423	14,807	6,427	27,035
Total revenues	$107,035	$143,147	$202,071	$314,134

EBITDA (1)
Canada	$23,743	$24,391	$37,791	$61,903
Australia	11,046	9,910	21,789	30,633
United States	(2,431)	1,906	(13,901)	(1,710)
Corporate and eliminations	(5,728)	(7,429)	(11,727)	(13,974)
Total EBITDA	$26,630	$28,778	$33,952	$76,852

Adjusted EBITDA (1)
Canada	$23,861	$24,549	$38,032	$62,061
Australia	11,046	19,522	21,809	40,245
United States	(2,431)	1,906	(5,501)	2,043
Corporate and eliminations	(5,610)	(5,283)	(10,717)	(10,668)
Total adjusted EBITDA	$26,866	$40,694	$43,623	$93,681

Operating income (loss)
Canada	$683	$(3,820)	$(9,016)	$8,300
Australia	(914)	(4,882)	(2,536)	1,845
United States	(3,792)	(1,801)	(17,391)	(8,695)
Corporate and eliminations	(1,991)	(3,634)	(3,268)	(10,711)
Total operating loss	$(6,014)	$(14,137)	$(32,211)	$(9,261)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015

EBITDA (1)	$26,630	$28,778	$33,952	$76,852
Adjusted EBITDA (1)	$26,866	$40,694	$43,623	$93,681
Free Cash Flow (2)	$19,224	$32,705	$27,340	$72,032

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Company's redomiciliation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015

Net loss	$(11,486)	$(13,461)	$(38,308)	$(13,477)
Income tax provision (benefit)	(949)	(5,863)	(5,520)	(4,706)
Depreciation and amortization	33,168	42,541	66,723	84,987
Interest income	(28)	(687)	(114)	(1,809)
Loss on extinguishment of debt	-	-	302	-
Interest expense	5,925	6,248	10,869	11,857
EBITDA	$26,630	$28,778	$33,952	$76,852
Adjustments to EBITDA
Migration costs (a)	236	2,443	1,271	3,603
Loss on assets held for sale (b)	-		-	3,753
Impairment of fixed assets (c)	-	9,473	8,400	9,473
Adjusted EBITDA	$26,866	$40,694	$43,623	$93,681

(a) Relates to costs incurred associated with the Company's redomiciliation to Canada. For 2016, the $0.2 million and $1.3 million in costs ($0.2 million and $1.2 million, respectively, after-tax, or $0.00 and $0.01, respectively, per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations. For 2015, the $2.4 million and $3.6 million in costs ($1.6 million and $2.4 million, respectively, after-tax, or $0.02 and $0.03, respectively, per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations.

(b) Relates to the first quarter 2015 decision to close a manufacturing facility in the United States. As a result, the related assets were written down to their estimated sales proceeds, less costs to sell. We recorded a pre-tax loss of $3.8 million ($2.4 million after-tax, or $0.02 per diluted share), of which $1.1 million is included in cost of sales and services and $2.7 million is included in Impairment expense on the statements of operations.

(c) 2016 relates to the impairment of assets in the United States. We recorded a pre-tax loss of $8.4 million ($8.4 million after-tax, or $0.08 per diluted share), which is included in Impairment expense on the statements of operations. 2015 relates to the impairment of certain fixed assets which carrying value we have determined is not to be recoverable. The $9.5 million impairment ($6.6 million after-tax, or $0.06 per diluted share), which is related to our Australian segment, is included in Impairment expense on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. The Company has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. The Company uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate its business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015

Net Cash Flows Provided by Operating Activities	$23,850	$45,388	$35,128	$94,290
Capital expenditures, including capitalized interest	(5,132)	(13,400)	(9,893)	(24,102)
Proceeds from disposition of property, plant and equipment	506	717	2,105	1,844
Free Cash Flow	$19,224	$32,705	$27,340	$72,032

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING SEPTEMBER 30, 2016		YEAR ENDING DECEMBER 31, 2016
EBITDA Range (1)	$18.0	$21.0	$64.3	$72.3
Adjusted EBITDA Range (1)	$18.0	$21.0	$74.0	$82.0

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Company's redomiciliation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING SEPTEMBER 30, 2016		YEAR ENDING DECEMBER 31, 2016

Net loss	$(19.6)	$(16.6)	$(84.4)	$(76.9)
Income tax benefit	(1.0)	(1.0)	(6.3)	(5.8)
Depreciation and amortization	33.0	33.0	133.0	133.0
Interest income	-	-	(0.2)	(0.2)
Loss on extinguishment of debt	-	-	0.3	0.3
Interest expense	5.6	5.6	21.9	21.9
EBITDA	$18.0	$21.0	$64.3	$72.3
Adjustments to EBITDA
Migration costs (a)			1.3	1.3
Impairment of fixed assets (b)			8.4	8.4
Adjusted EBITDA	$18.0	$21.0	$74.0	$82.0

(a) Relates to costs incurred associated with the Company's redomiciliation to Canada. The $1.3 million in costs ($1.2 million, after-tax), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations.

(b) 2016 relates to the impairment of assets in the United States. We recorded a pre-tax loss of $8.4 million ($8.4 million after-tax), which is included in Impairment expense on the statements of operations.

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2016	2015	2016	2015

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$66,301	$70,351	$121,187	$158,188
Mobile, open camp and product revenues	10,806	19,721	21,442	48,784
Total Canadian revenues	$77,107	$90,072	$142,629	$206,972

Average available lodge rooms (2)	13,929	13,229	14,266	13,225

Rentable rooms (3)	10,902	10,398	10,003	10,471

Average daily rates (4)	$108	$120	$110	$127

Occupancy in lodges (5)	62%	63%	61%	65%

Canadian dollar to U.S. dollar	$0.776	$0.814	$0.752	$0.810

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$27,505	$38,268	$53,015	$80,127

Average available village rooms (2)	9,312	9,296	9,304	9,296

Rentable rooms (3)	8,730	8,921	8,713	9,022

Average daily rates (4)	$76	$77	$72	$78

Occupancy in villages (5)	45%	61%	46%	62%

Australian dollar to U.S. dollar	$0.746	$0.778	$0.734	$0.782

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue.

(5) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Anne Pearson / Lisa Elliott
Dennard ▪ Lascar Associates
713-529-6600